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                                                                   EXHIBIT 10.23




                         EXPLORATION LICENSE AGREEMENT

                                    between

                         THE GOVERNMENT OF THE STATE OF
                                    ERITREA

                                      and

                          GOLDEN STAR RESOURCES LTD. &
                       PAN AFRICAN RESOURCES CORPORATION

                                      for

                         THE GRANT OF EXPLORATION RIGHT
                                  AND LICENSE

                                       in

                             THE GALLA VALLEY AREA

                             Asmara, April 19, 1996
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This Agreement, made and entered into at Asmara, Eritrea, this 19th day of
April, 1996

                                 BY AND BETWEEN

The Government of the State of Eritrea (hereinafter referred to as "The Government") represented by the Ministry of Energy, Mines and Water Resources (hereinafter referred to as "The Ministry") of the one part

                                      AND

GOLDEN STAR RESOURCES LTD. of One Norwest Center, 1700 Lincoln Street, Suite 1950, Denver, Colorado, 80203 U.S.A. & PAN AFRICAN RESOURCES CORPORATION of 25 Middle Road, Paget PG02, BERMUDA (hereinafter jointly referred to as "The Licensee") of the other part

                                  WITNESSETH:

WHEREAS, all mineral resources within the territory of Eritrea are public property, and the State shall ensure the conservation and development of the resources for the benefit of the people;

WHEREAS, the Government wishes to promote prospecting, exploration and exploitation of mineral resources in accordance with appropriate technology, and sound principles of resource management;

WHEREAS, the Government, and thereby the Ministry, through the operation of mining enterprises, is desirous of creating more employment opportunities, encouraging and developing local business, ensuring that skills, know-how and technology are transferred to the people of Eritrea, acquiring basic data regarding and related to the Country's mineral resources, and preserving and rehabilitating the natural environment for further development of Eritrea;

WHEREAS, the Licensee, which warrant their financial, technical and managerial competence for undertaking the program of exploration hereinafter provided for under the terms and subject to the conditions set forth in this Agreement have declared themselves willing to engage in mineral exploration operations in Eritrea on the understanding that they shall, jointly and/or severally bear the sole risk and cost of such exploration operations and on establishing that there are good prospects for undertaking commercial mining operations may jointly apply for and be granted a mining lease subject to the provisions of the Mining Proclamation No. 68/1995;

WHEREAS, the Ministry and the said Licensee are willing to co-operate in developing mineral resources on the basis of the laws and regulations of Eritrea;

WHEREAS, the Ministry intends to grant the said Licensee such appropriate license to explore for minerals on such terms and conditions set out hereinunder;

WHEREAS, accordingly, on the application of the Licensee, the Ministry has agreed to enter into an agreement with the Licensee pursuant to the Mining Proclamation No. 68/1995 for the conduct by the Licensee of exploration programme on the terms and conditions hereinafter provided.

NOW THEREFORE, in consideration of the mutual considerations, covenants and conditions set hereinafter the Parties hereto have agreed as follows.
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1.     DEFINITIONS

In this Agreement, unless otherwise specified, all definitions set forth in
Article 2 of the Mining Proclamation No. 68/1995, Mining Income Tax Proclamation No. 69/1995 and Mining Operations Regulations No. 19/1995 shall apply, and for the purposes of this Agreement the terms set forth below shall have the meanings therein set forth:

1. "AGREEMENT" means this Agreement with all its annexes and such other modifications and amendments made from time to time pursuant to this Agreement;

2. "BUDGET" means the total budget expenditures prescribed in Article 6 of this Agreement;

3. "DEPOSIT" means any natural concentration of minerals found on or within a specified area of the earth's crust;

4. "DIRECTIVE" means Mining Directive(s) issued by the Ministry of Energy, Mines and Water Resources pursuant to the Mining Proclamation No. 68/1995;

5.     "EFFECTIVE DATE" means the date this Agreement is entered into;

6. "EXPENDITURES" means the funds projected for the first year and those to be allocated for each subsequent year consisting of field expenditures, local administrative overhead costs and additional transnational overhead costs;

7. "EXPLORATION ACTIVITIES" means all activities related to searching for, appraising and evaluating a deposit, provided for under an Exploration Work Programme and, save as therein provided, shall include search by use of geological, geochemical and geophysical methods relating to surface and subsurface geology and structure, excavation, boring and drilling, analysis of the physical and chemical properties of minerals and examination of the economic feasibility of developing and exploiting a deposit;

8. "EXPLORATION LICENSE OR LICENSE" means a license issued pursuant to this Agreement and the Mining Proclamation to explore for minerals, as defined herein, other than construction material, mineral water and geothermal deposits in accordance with the terms and conditions of this Agreement;

9. "EXPLORATION LICENSE AREA" MEANS the area described in Annex One, in relation to which the Exploration License is granted in accordance with the terms and conditions of this Agreement, less any area from time to time relinquished or surrendered therefrom in accordance with the Mining Proclamation;

10. "EXPLORATION PERIOD" means the period during which Exploration Activities are authorised pursuant to the Exploration License granted herewith and for such further periods as the License may be renewed in accordance with the terms and conditions of this Agreement as well as
       Article 10 of the Mining Proclamation;

11.    "FORCE MAJEURE" shall have the meaning ascribed thereto in Article 25
       (2) hereof;





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12.    "LAW" means any law, proclamation, regulation, directive, or other sovereign act of the Government presently in force or subsequently coming into force including, but not limited to, the Mining Proclamation, Mining Income Tax Proclamation, Mining Operations Regulations and Mining Directives issued thereunder and any successor proclamation, regulation and directive;

13. "MINERALS" means any naturally occurring mineral substance of potential economic value forming part of or found on or within the earth's crust, including salt, mineral water and geothermal deposits, but excluding petroleum, natural gas and oil shale as defined in Articles 5 and 7 of Proclamation No. 40/1993;

14. "MINING INCOME TAX PROCLAMATION" means the Mining Income Tax Proclamation No. 69/1995;

15. "MINING OPERATIONS REGULATIONS" means the Legal Notice No. 19/1995 on the Regulations of Mining Operations;

16.    "MINING PROCLAMATION" means the Mining Proclamation No. 68/1995;

17. "PARTY" means a signatory to this Agreement and "PARTIES" means the signatories to this Agreement jointly;

18.    "TERMS" means the terms used herein that are defined and provided for in
       Article 2 of the Mining Proclamation or Article 2 of the Mining Income Tax Proclamation;

19. "WORK PROGRAMME" means exploration programme submitted by the Licensee and approved by the Ministry.

2.     GRANT OF EXPLORATION RIGHT AND LICENSE

1. The Ministry hereby grants to the Licensee an exclusive right for the term provided in this Agreement and in accordance with the terms and conditions of this Agreement, the provisions of the Mining Proclamation, Mining Income Tax Proclamation, Mining Operations Regulations and Directives issued thereunder, to engage in exploration for minerals other than construction material, mineral water and geothermal deposits within the License Area described hereinafter.

2. Contemporaneously herewith, the Licensee is granted, under and in accordance with the Mining Proclamation, an Exploration License over the entire area described hereinafter.

3.     LICENSE AREA

1. The area which is the subject of this Agreement covering 300 (three hundred) square kilometers consists of 6 (six) Exploration License Areas of 50 (fifty) square kilometers each and is located in the area known as Galla Valley. The exact location of the License Areas and their boundaries more specifically described and delimited by surveyed markers and indicated on a map of 1:250,000 scale using geographic co-ordinates
       (UTM) is attached to this Agreement as Annex ONE.

2. For the purposes of this Agreement, the 6 (six) Exploration License Areas and the 6 (six) Exploration Licenses granted hereinunder are hereinafter referred to, in the singular form, as "License Area" and "Exploration License" respectively.





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4.     TERM

1. The term of this Agreement shall, without prejudice to Article 10 of the Mining Proclamation, be for an initial period of three years and may be renewed twice for additional terms of one year each.

2. The Exploration Period shall commence forty five (45) days from the effective date of this Agreement.

5.     RIGHTS OF THE LICENSEE

The Licensee shall exercise the following rights in accordance with the Mining Proclamation, Mining Operations Regulations and Directive issued thereunder:

1. The Licensee shall have the right to conduct such exploration activities in the License Area as it considers necessary to determine a geologically proven and economically viable mineral deposit(s).

2. The Licensee may enter and occupy the land covered by the Exploration License during its term for the purposes of exploration activities.

3. The Licensee may cut and use only such timber as is strictly necessary for access to the Exploration License Area.

4. The Licensee may use the existing infrastructure if their use by such Licensee shall not impair the use thereof by other persons.

5. In accordance with Article 22 of the Mining Proclamation, the Ministry shall assist the Licensee in its dealings and communications with inhabitants of the License Area and ensure that the Licensee is not impeded in the exercise of its rights under the License.

6. The exercise by the Licensee of its rights under Articles 21 and 23(2) of the Mining Proclamation shall be free of costs to Licensee, unless currently required by other Laws.

7. The Parties agree to negotiate reasonably and in good faith with respect to the financial contribution by the Licensee to the construction and maintenance of infrastructure which may be required by Licensee and which the Ministry feels may be used jointly with another licensee for the joint economic benefit of Licensee and such other person, as contemplated in Article 23(3) of the Mining Proclamation. In no case shall the Ministry unilaterally impose on Licensee an obligation to construct or contribute financially to the construction or maintenance of any such infrastructure for joint use by others.

8. The Ministry shall assist all non-Eritrean employees, consultants and contractors of the Licensee, and their families, to travel freely into and out of Eritrea and promptly issue any visas, work permits or other authorizations which may be requested.

9. Wherever the approval of the Government or the Ministry is required under this Agreement or any applicable Law, such approval shall not unreasonably be withheld, conditioned or delayed. Notwithstanding any other provisions, the Government and the Ministry undertake to respond in





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       writing to all requests for approvals as promptly possible.  Wherever any approval or decision of the Government, including the Ministry relating to Licensee under the Law is discriminatory in nature, such decision shall be made reasonably, in such a manner as to carry out the intent of this Agreement and the mutual intent of the Parties hereunder.

10. The Licensee is entitled to employ guards for and in the protection and safety of its equipment, assets and properties located in the subject exploration area.

11. Nothing in this Agreement shall limit any rights of either Party under other applicable Eritrean Laws.

6.     WORK PROGRAMME AND EXPENDITURE

1. The Licensee hereby submits a three-year Comprehensive Work Programme and Budget described in ANNEX TWO, for the Exploration Period which indicates the direction and expected outcome of the exploration activities proposed to be undertaken by the Licensee in the License Area. A Detailed Exploration Work Programme and Budget for the first year of the Exploration Period, attached herewith as ANNEX THREE, is hereby approved by the Ministry. Detailed Exploration Work Programmes and Budgets for subsequent annual periods of the Exploration Period shall be submitted for approval by the Ministry not later than thirty
       (30) days prior to the end of the then existing annual period for which a Detailed Exploration Work Programme and Budget has been approved.

2. The Licensee shall, in accordance with Article 4(2) of this Agreement, promptly commence and diligently pursue the implementation of the Work Programme in the License Area.

3. Subject to Article 19 hereinbelow, the Licensee agrees to spend in each year of the Exploration Period, no less than the minimum Budgeted Expenditure amounts set forth in the approved Work Programmes in the implementation of the Exploration Work Programme submitted herewith.

4. If the Licensee fails in any year to fulfill the minimum Work Programme or Budgeted Expenditure obligation, unless the Licensee provides due explanation and justifications acceptable to the Ministry an amount equal to such unfulfilled obligation shall be immediately paid to the Ministry on simple demand from the Bank Guarantee provided for in
       Article 7 in order to satisfy the deficiency as may be determined by the Ministry.

5. The fulfillment of any work obligation shall relieve the Licensee of the corresponding minimum expenditure obligations but the fulfillment of any expenditure obligations shall not relieve the Licensee of the corresponding work obligations.

6. The Ministry shall not withhold the approval of the Exploration Work Programme and Budget except on reasonable grounds, which grounds shall be provided to the Licensee in writing. The Licensee may, within thirty
       (30) days after having received notice in writing that its proposed Work Programme and Budget has not been approved and the grounds thereof, submit a revised work programme for approval by the Ministry. Once a Work Programme and Budget has been approved, any amendment or modification shall be approved by the Ministry on the same terms and conditions as are applicable to an initial submission of a Work Programme and Budget as soon as practicable.





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7.     Likewise, the Ministry agrees to respond in writing its approval or reasoned disapproval and recommendations on technical revisions to the subject Programme as promptly possible after receipt of any such proposed revision.

7.     GUARANTEE

1. The Licensee shall provide to the Ministry within sixty (60) days from the effective date of the initial term of the exploration period a Bank Guarantee, by a first-class bank acceptable to the latter in an amount equal to the minimum expenditure obligation for the first year of the initial three-year exploration period, provided that the form, terms and conditions of the Bank Guarantee, payments out of which shall be on demand, shall have to be acceptable to the Ministry.

2. The Bank Guarantees for the second and third year of the exploration period and subsequent extensions thereof, shall be submitted within thirty (30) days from the approval of the respective annual Work Programme and Budgets, and the guarantees for each year shall correspond to the minimum expenditure obligation of the applicable Work Programme and Budget for each year as stipulated in this Agreement.

3. Without prejudice to the provisions of sub-article 4 hereof, the guarantee for the first year shall be released upon the submission of the guarantee for the second year and upon the successful completion of the Work Programme and Budget of the corresponding year by the Licensee to the satisfaction of the Ministry. Similarly, the guarantee for the second year shall be released upon the submission of the guarantee for the third year and the successful completion of the Work Programme and Budget of the corresponding year by the Licensee to the satisfaction of the Ministry. Each of the guarantees to be submitted by the Licensee shall be valid for a minimum of fifteen (15) months.

4. Subject to the prior approval by the Ministry of each of such completed quarterly Work Programme and Budget for and during each of such year, the relative amount of the Bank Guarantee shall be automatically reduced at the end of each quarter, by the amount of the Minimum Expenditures incurred in accordance with the Budget in that quarter, upon the submission of the corresponding quarterly report setting forth the portion of the Work Programme completed and the corresponding Minimum Expenditures pursuant to the Budget.

5. This Agreement shall be null and void if the Licensee fails to submit the required Bank Guarantee within sixty (60) days as stated in sub-
       article 1 of this Article for the first year of the initial exploration period. Where the Licensee fails to submit the required Bank Guarantee in accordance with sub-article 2 of this Article for the second and third years and subsequent extensions thereof, then such failure shall be a ground for the termination of this Agreement.

6. If at the end of the initial term of the Exploration Period or any extension thereof or upon the date of expiration or termination of this Agreement the Licensee has not fulfilled the minimum work obligations and/or the expenditure obligations required under the last approved Annual Work Programme and Budget, the Licensee shall pay the amount corresponding to the unexpended minimum budgeted expenditure obligation to the Ministry as provided for in Article 6(4) hereinabove.





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7.     If the Licensee performs work or expenditure in any year in excess of that for which he is obligated such excess shall be credited towards the obligations for the next succeeding annual period; provided that at least a minimum agreed programme of work and expenditure is done in the succeeding year, if applicable.

8.     OBLIGATIONS OF THE LICENSEE

The Licensee agrees and undertakes to comply, among others, with the following obligations provided for in the Mining Proclamation, Mining Income Tax Proclamation, Mining Operations Regulations and Directives issued thereunder:

1. Within forty five (45) days from the effective date of this Agreement, commence and carry out exploration activities in a prudent, diligent and efficient manner, in accordance with appropriate technology and good international exploration practices generally accepted in the mining industry;

2. Comply with all work programmes and expenditure obligations, unless a departure therefrom is justified and receives the prior written approval of the Ministry, and avoid the performance of work or the incurring of expenditure which is not required;

3. Conduct exploration activities in such a manner as to ensure the health and safety of its employees and other persons and to minimize damage or pollution to the environment;

4. Conduct exploration activities in accordance with applicable laws, regulations and directives;

5. Give preference to the employment of Eritrean nationals, provided that such persons have the required qualifications and experience;

6. Based on the training programme approved by the Ministry, give all employees the training and education required by the duties of their respective employment in the exploration activities and comply with applicable training programmes;

7. The preference to domestic materials, goods and services, where they are readily available at competitive prices and are of comparable quality; and

8. Comply with all reporting and filing obligations specified hereinafter and any other applicable laws.

9.     BOOKS, RECORDS AND REPORTS

1. The Licensee agrees and undertakes to keep and maintain during the term of the license all financial, employment, commercial, other books, supporting documents and records of its operations and comply with all other reporting and filing obligations under the applicable Eritrean Laws. All such books, records and reports shall be maintained in the English language and in United States Dollars, and in accordance with generally accepted accounting principles in Canada.

2. The Licensee agrees to submit to the Ministry quarterly technical progress and expenditure reports as well as comprehensive annual exploration reports in the form and content provided for in the Mining Proclamation, Mining Operations Regulations and Mining Directives issued thereunder.





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3.     It is agreed and understood that all reports and returns shall be submitted within forty five (45) days after the end of each quarter and year, and the Licensee shall make available to the Ministry or other duly authorized officials all the books, documents and records for the purposes of inspection upon a reasonable prior notice, during normal business hours.

4. In the event of a surrender or relinquishment of the entire Exploration License Area or upon the termination of this Agreement, the Licensee shall be obligated to submit to the Ministry a Final Exploration Report, describing coherently its efforts and the results of such efforts.

5. It is agreed and understood that all technical reports to be submitted shall include details of the complete and entire exploration work undertaken and shall be accompanied by relevant data and appropriate evaluation results and findings.

10.    CONFIDENTIALITY

1. All information submitted in applications, reports and other filings pursuant to this Agreement shall be confidential.

2.     Notwithstanding the provisions of sub article 1 of this Article:

(a) Authorized Government officials may request access on a confidential basis to such information for their official duties, and in such capacity permit access to accountants, professional consultants and legal counsel;

(b) The Government or the Ministry may compile and distribute information, geographic or geological maps, statistics and reports and other documents where the identity of Licensee is not disclosed or apparent and his interests are in no way adversely affected; and

(c) This confidentiality obligation shall not be applicable to information that has been disclosed by the Licensee to a third party or is otherwise in the public domain.

3. The confidentiality obligation in sub articles 1 and 2 of this Article shall end upon the termination of the Exploration License.

4. All information, data, reports and other files obtained by the Licensee from the Government or the Ministry, which have not been disclosed to a third party or are not in public domain, shall not be published, transferred or disclosed to third party without the prior written approval of the Ministry.

5. All information and data gathered during the exploration period shall become the property of the Government upon the expiration or termination of the exploration license.

11.    SAMPLES

The Licensee may remove, transport, analyze and, with the prior written consent of the Ministry, export samples of minerals for testing, provided that a comparable sample is submitted to the Directorate of the Geological Survey of Eritrea. However, such minerals shall remain the property of the Government, and if requested by the Ministry the Licensee shall, unless so destroyed in the process





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of testing, return such exported samples to Eritrea.  In all events, complete and detailed results of such testing and analysis shall be furnished to the Ministry free of any charges.

12.    ENVIRONMENTAL PROTECTION

1. During its exploration activities the Licensee shall comply with all environmental laws and regulations in force in Eritrea.

2. The Licensee shall not unduly disturb or interfere with the living conditions of the indigenous population lawfully settled within the License Area and its surroundings and shall respect their customs and shall provide a fully adequate resettlement programme if that is essential and approved by the Ministry.

3. The Licensee shall, upon the relinquishment, surrender or termination of its Exploration License, take commensurate measure to safeguard any pits and such other works so that the health, life and property of persons is not endangered.

13.    INSPECTION

The Mines Controller from the Ministry or other duly authorized officials shall have the right to inspect and ensure that the exploration activities are carried out in accordance with this Agreement, and the provisions of the Mining Proclamation, Mining Operations Regulations and Mining Directives issued thereunder during business hours following reasonable prior notice therefor to the Licensee.

14.    FOREIGN EXCHANGE

1. The Licensee may make remittances outside Eritrea in accordance with the Regulations of the Bank of Eritrea, Mining Proclamation, Mining Operations Regulations and Directives issued thereunder.

2. Expatriates employed in exploration operations may remit salaries and other payments accruing from their employment in accordance with the foreign exchange regulations of Eritrea.

15.    CUSTOMS DUTIES AND TAXES

1. The Licensee and its sub-contractors, if any, shall pay 0.5 percent duty on all imports into Eritrea of equipment, machinery, vehicles and spare parts (excluding sedan cars and their spare parts) as well as consumable materials necessary for the exploration activities in accordance with the provisions of the Mining Proclamation.

2. It is understood that office equipment and supplies, including computer equipment, software and other high technology equipment and intellectual property are equipment for purposes of Article 38(1) of the Mining Proclamation. The Ministry shall intently assist to ensure that all imports and exports be accomplished expeditiously.

3. Expatriate employees, consultants and contractors of the Licensee, and their families who are required to take up residence in Eritrea shall be entitled to import and export all personal and household effects free and clear of any taxes, duties and charges, the Ministry shall exert its utmost efforts.





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4.     All goods imported pursuant to sub-articles 1 and 2 of this Article may be exported, free of all export duties and taxes, but may be sold or transferred to a person in Eritrea with the payment of duty and tax thereon in accordance with the applicable laws.

5. The compensation received, according to their contract of employment, by expatriate personnel of the Licensee or its sub-contractors or consultants shall be subject to the payment of income tax at a flat rate of 20% (twenty percent).

16.    FEES AND RENTALS

1. The Licensee shall pay rentals and license and renewal fees as provided in the Mining Operations Regulations.

2. Payment of the license and renewal fees specified in sub-article 1 of this Article shall be made upon the issue and renewal of the Exploration License respectively while rentals shall be paid annually in advance, the first year's payment having been made upon the execution of this Agreement, in United States Dollars.

3. In the event of a surrender of any part of the Exploration License Area, pursuant to Article 19 of this Agreement, no rental payments shall be refunded in whole or in part in respect of any area so surrendered for
       which yearly rental has been paid in advance      nor shall rental
       payments be refunded in the event of termination.

17.    RENEWAL OF LICENSE

1.     If the Licensee applies in writing to the Ministry not less than three
       (3) months before the expiration of this Agreement, it shall have the
       right to renew the Exploration      License, provided it has fulfilled
       the obligations specified in the License, meets all      requirements in
       connection with an application for the renewal of an Exploration License and is not in breach of any provisions of the Mining Proclamation, Mining Income Tax Proclamation, Mining Operations Regulations and Mining Directives issued thereunder which constitute grounds for suspension or revocation of the Exploration License.

2. Provided the Licensee applies for a renewal of the Exploration License prior to the expiration of the License or any renewal thereof, the rights of the Licensee under the License and this Agreement shall continue to be valid until the Ministry has made a final determination with respect to the application.

18.    MODIFICATION

If the Licensee, upon a discovery of a mineral deposit(s), determines that the Exploration License Area does not include the entire mineral deposit(s), the Licensee may request that the area be adjusted to incorporate the entire deposit, provided that no exclusive license or an application thereof exists for such minerals in the additional area adjacent to the License Area and that it does not exceed the maximum area allowed and that the area has not been reserved or excluded. If the Licensee and the Ministry agree on an appropriate adjustment to the Work Programme and Budget Expenditure obligations, the Ministry shall modify the Exploration License to include such additional adjacent area(s).





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19.    SURRENDER

1. The Licensee may, by giving at least three (3) months' prior written notice to the Ministry, surrender all or any part of the Exploration License Area provided that the Licensee has fulfilled all obligations under the Exploration License and is in compliance with the provisions of the Mining Proclamation, Mining Operations Regulations and Directives issued thereunder.

2. Upon surrender of part or the whole of the Exploration License, the Licensee shall vacate the surrendered portion of the Exploration License Area.

20.    RELINQUISHMENT

1. The Licensee shall relinquish part of the Exploration License Area during renewal of the Exploration License in accordance with the Mining Proclamation, Mining Operations Regulations and Directives issued thereunder.

2. In applying for each renewal of the Exploration License, the Licensee shall indicate the portion of the License Area to be relinquished, which portion shall not be less than one quarter of the original Exploration License Area.

3. The Licensee shall vacate the whole area relinquished and shall also vacate the entire Exploration License Area upon the termination of the Exploration License, provided no mining license is applied for in respect of an area included in the Exploration License Area.

4. Required relinquishments shall be from 25% of the entire License Area and not necessarily from each of the six individual license areas comprising the License Area. Further the portion of the License Area relinquished at any time may consist of two or more non-contiguous blocks. The Licensee shall be entitled to relinquish areas of the License Area such that the remaining License Area is not rectangular where reasonably necessary in order to ensure that the Licensee can keep discovered mineral deposits within the License Area after any required relinquishment.

5. The Licensee shall be entitled to apply in the ordinary course for new licenses over portions of the License Area required to be relinquished by law.

21.    TERMINATION

This Agreement may be terminated for the following reasons:

1.     By mutual agreement of the Parties.

2. When the Licensee relinquishes or surrenders the whole area of the Exploration License.

3. If the Exploration License is revoked by the Ministry pursuant to the provisions of the Mining Proclamation, the Mining Operations Regulations and Directives issued thereunder.

4. When the term of the Exploration License expires without being renewed or if no mining license has been applied for in respect of an area included in the Exploration License Area.





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5.     Upon the dissolution, liquidation, or bankruptcy of the Licensee subject to the rights of its successors according to the provisions of the Mining Proclamation, the Mining Operations Regulations and other relevant laws of Eritrea.

22.    ACQUISITION OF PROPERTY

1. Upon the termination of the Exploration License, the Government or the Ministry may acquire all of the immovable and movable property used in exploration activities at a price equal to the then undepreciated and unamortized value of such assets, as shown in the financial books of account of the Licensee.

2. If the Government or the Ministry does not exercise the rights provided for under sub-article (1) of this Article within ninety (90) days from the date of termination, the Licensee shall be free to dispose of such assets to another person in accordance with the applicable laws of Eritrea.

23.    TRANSFER AND ASSIGNMENT

The Exploration License granted herewith may not be encumbered or inherited but, may subject to the provisions of the Mining Proclamation, Mining Regulations and Directives issued thereunder, be transferred or assigned with the prior approval of the Ministry if it is satisfied that the incoming party has the financial and technical resources to meet the obligations of the License.

24.    MINE DEVELOPMENT AND PRODUCTION

1. The Parties to this Agreement understand and agree that the objective of this Agreement is to promptly commence an aggressive exploration programme aiming at the discovery of economically viable deposit(s) within the Exploration Period specified in this Agreement or any extensions thereof and submit full scale feasibility study by the end of the second extension period at the latest, so as to proceed to mine development and production if the exploratory work of the Licensee disclose a commercially viable mineral deposit(s) and if the Licensee wishes to obtain a Mining License.

2. In the event of a discovery of an economically viable deposit(s), the Licensee shall have the right to acquire a Mining License in respect of an area included in the Exploration License Area covering the principal deposit(s) for such mine(s) and any other deposits which may reasonably be covered in any subsequent expansion of the original mine(s), as contemplated in the feasibility study presented to the Ministry, and to develop the mineral deposit subject to negotiations and under such terms and conditions as may be mutually agreed upon by the Parties hereto.

3. Notwithstanding sub-article 2 of this Article, the Licensee shall be granted a Mining License upon:

(a) certification by the Licensee that an ore body or bodies exist in the License Area of a quality and in quantities that may be economically viable to mine;

(b) submission and approval of a feasibility study prepared in accordance with internationally accepted mining industry standards and practices;

(c)    application in writing to the Ministry for the grant of a Mining
       License;





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(d)    fulfillment of all obligations under the Exploration License and provided that the Licensee is not in breach of any provisions of this Agreement, the Mining Proclamation, Mining Income Tax Proclamation, Mining Operations Regulations and Mining Directives issued thereunder which constitutes grounds for suspension or revocation of the Exploration License; and

(e) meeting all other requirements in connection with the issuance of a Mining License as provided for in the Mining Proclamation, Mining Operations Regulations, Mining Directives issued thereunder and Mining Income Tax Proclamation as may be applicable.

25.    FORCE MAJEURE

1. Any failure by the Ministry or by the Licensee to carry out any of its obligations under this Agreement shall not be deemed a breach of contract, infraction under the laws or default if such failure is caused by force majeure, that Party having taken all appropriate precaution, due care and reasonable alternative measures with the objective of avoiding such failure and of carrying out its obligations under this Agreement.

2. For the purposes of this Agreement, the Parties hereby agree that "Force Majeure" shall mean circumstances or events beyond the reasonable control of either Party, including occurrences such as riots, strikes, wars (declared or undeclared), insurrections, rebellions, terrorist acts, civil disturbances, orders of any government authority, whether such authority be actual or assumed, natural phenomena or calamities, provided, however, that the inability to obtain equipment or supplies or fuel shall not be a cause of force majeure unless as a result of force majeure and provided further that if any failure to comply with the provisions of this Agreement is occasioned by a law, regulation or order of the Government and the Licensee is operating in accordance with generally accepted international mining industry practices in the License Area and is making reasonable efforts to comply with such laws, regulations or order, the occurrence shall be deemed force majeure.

3. If the Licensee or the Ministry or the Government are prevented from complying with this Agreement, in whole or in part, by force majeure, the Party claiming force majeure shall give written notice to the other Party as soon as practicable after its occurrence and the obligations of the affected Party which are directly related to the force majeure shall be suspended during the continuance of the force majeure.

4. Upon the occurrence of any force majeure, then anything in this Agreement to the contrary notwithstanding, all time periods and deadlines and the term of this Agreement shall each be extended for a period equal to the total of the periods during which such force majeure existed, plus such further periods, if any' as shall be necessary to make good the time lost as a result of such force majeure.

5. If an obligation is suspended by force majeure for more than one year, the Parties to this Agreement may enter into good faith negotiations on the continuation of this Agreement for the balance of the term.

26.    SETTLEMENT OF DISPUTES

1. Except as otherwise provided in this Agreement, if, during the term of this Agreement or thereafter, any difference or dispute arises with respect to the construction, meaning or effects of this Agreement or arising out of or related or in connection with this Agreement, or concerning the rights and obligations of a Party hereunder, which difference or dispute can not be mutually resolved by the Parties within ninety (90) days, either Party shall have the right to submit the difference or dispute to a binding arbitration process under this Article. No Party shall have the right to seek any remedy or relief from any court or other tribunal except with respect to the enforcement of a right to arbitration or of any award or other remedy provided thereunder.

2. The dispute or difference referred to under sub-article 1 of this Article shall be finally settled by arbitration in accordance with the I.C.C. (International Chamber of Commerce) Arbitration Rules, as at present in force.

3. The arbitration, including the rendering of the award shall take place in Asmara, Eritrea and shall be in the English Language. The decision of the majority of the arbitrators shall be final and binding upon the Parties.

4. The number of arbitrators shall be three (3). Each Party shall appoint one (1) arbitrator and so notify the other Party of such appointment and those two (2) arbitrators shall appoint the third arbitrator who shall be the umpire.

5. In the event that the two arbitrators appointed under sub-article 4 of this Article are unable to agree upon a third arbitrator or if a Party fails to designate an arbitrator within the time provided herenn, then the I.C.C. Court shall, upon application of a Party, appoint the third arbitrator (in the former event) or appoint the third arbitrator as well as the arbitrator on behalf of the Party which failed to designate an arbitrator (in the later event).

6. The cost of arbitration, including attorney fees and costs, and the cost of remuneration of the arbitrators shall be borne in the manner determined by the arbitrators.

7. The final decision of the majority of the arbitrators shall be reduced in writing and shall be binding upon the Parties hereto without the right of appeal to any or other tribunal except on grounds of public policy and shall be the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators.

8. Any judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof for execution.

27.    AMENDMENTS

This Agreement shall not be amended, modified or supplemented except by an instrument in writing signed by the Parties.

28.    WAIVER

Any waiver of an obligation of the Licensee shall be in writing and signed by the Ministry. No waiver shall be implied if the Ministry does not exercise a remedy under this Agreement.





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
29.    REGISTRATION AND REPRESENTATION OF LICENSEE

1. The Licensee shall be registered in the Registry of Business Licensing Office and shall maintain an office in Eritrea during the entire term of the License and shall not be required to obtain any other authorization or permission from any other Government office in order to conduct all activities authorized by the Exploration License or to import any goods required for the exploration activities.

2. The Licensee shall also maintain in Eritrea, during the term of the License, a representative who or which is authorized to act on its behalf and shall notify the Ministry of the identity of such representative or any change thereof

3. Every license and every instrument under which such right is transferred, assigned, relinquished, surrendered, suspended, revoked, or otherwise dealt with shall be registered in the registry maintained for this purpose by the Ministry. Each instrument relating to such rights must be presented for registration within 90 (ninety) days after the date thereof (or within such further time as the Ministry may allow) or it shall otherwise become null and void.

4. A copy of every instrument required to be filed with the Ministry for the registration, together with map(s) or other plan(s) necessary for the identification of the area concerned, shall be filed with the appropriate authority of the Government pursuant to the applicable laws.

30.    NOTICE

Any and all notices, requests, demands and other communications required or permitted to be made or given under this Agreement shall be in writing and shall be deemed to have been duly made or given upon receipt thereof if delivered by hand, registered mail, cable, telex, or facsimile to the following addresses:

(a) If to the Ministry:

Director General, Department of Mines
Ministry of Energy, Mines and Water Resources
P.O.  Box 272
ASMARA, ERITREA
Fax: 291-1-112994

(b) If to the Licensee:

Golden Star Resources Ltd.
Pan African Resources Corporation
Road 702, No.  6/8
TIRA A VOLO, Zone 4/03
Asmara, ERITREA
Fax: Tel: 291-1-18 23 30
Attention: Galla Valley Project Manager





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
With a copy by FAX or Telegram to:

Golden Star Resources Ltd.
Pan African Resources Corporation
One Norwest Center
1700 Lincoln Street, Suite 1950
Denver, Colorado 80203, U.S.A.
Fax: 1-303-830-9022
Attention: Chairman and General Counsel

31.    GOVERNING LAW

1. This Agreement shall be governed by, interpreted and construed in accordance with the laws of Eritrea.

2. The Parties agree and undertake that for matters not contained in this Agreement, the Mining Proclamation, Mining Income Tax Proclamation, the Mining Operations Regulations and Directives issued thereunder shall apply.

3. The Parties hereby agree and re-endorse that for and in the implementation of this Agreement the provisions of Article 52(2) of the Mining Proclamation and thereby the provisions of this Agreement in consonance with said Proclamation shall prevail.

32.    HEADINGS

The headings given to Articles in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

33.    CO-OPERATION OF THE PARTIES

Each of the Parties agrees to execute and deliver all such further instruments, and to do and perform all such further acts and things, as shall be necessary or convenient to carry out the provisions of this Agreement.

34.    ANNEXES

The following documents annexed herewith are integral parts of this Agreement.

       ANNEX ONE     Description and Maps of License Area
       ANNEX TWO     Three-year Comprehensive Exploration Work Programme of the
                     Initial Exploration Period
       ANNEX THREE   Detailed Exploration Work Programme for the First year of
                     the Initial Exploration Period
       ANNEX FOUR    Minimum Annual Exploration Expenditure Obligation of
                     Licensee.





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
35.    EFFECTIVE DATE

This Agreement comes into force on the day the Parties to this Agreement affix their respective signature and seal.

IN WLTNESS THEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

FOR AND ON BEHALF OF THE GOVERNMENT
OF THE STATE OF ERITREA

Name:  Tesfai Ghebreselassie
Title:  Minister of Energy Mines & Water Resources
Signature: /s/ Tesfai Ghebreselassie

FOR AND ON BEHALF OF GOLDEN STAR
RESOURCES LTD.

Name:  Winston King
Title:  Representative
Signature: /s/ Winston King

FOR AND ON BEHALF OF PAN AFRICAN
RESOURCES CORPORATION

Name:  Adrian W. Fleming
Title:  President
Signature:  /s/ Adrian W. Fleming





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